Exhibit 5.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

June 12, 2025

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, Missouri 64106

Ladies and Gentlemen:

UMB Financial Corporation, a Missouri corporation (the “Company”) has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-286487) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including 12,000,000 of the Company’s depositary shares (the “Depositary Shares”), each representing 1/400th of a share of the Company’s 7.750% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share (each, an “Underlying Preferred Share”). The Depositary Shares are to be issued pursuant to the provisions of the deposit agreement, dated as of June 12, 2025, among the Company, Computershare Trust Company, N.A. and Computershare Inc., jointly as depositary (the “Depositary”) and the holders from time to time of the depositary receipts described therein (the “Deposit Receipts”) to be issued by the Depositary and evidencing the Depositary Shares (the “Deposit Agreement”). The Depositary Shares are to be sold pursuant to the Underwriting Agreement dated May 29, 2025 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.

Assuming that the Deposit Agreement has been duly authorized, executed and delivered by the Company insofar as Missouri law is concerned, the Deposit Agreement has been duly executed and delivered by the Company, and the Deposit Agreement is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2.

Upon due issuance by the Depositary of the Depositary Receipts evidencing Depositary Shares being delivered on the date hereof against the deposit of the Underlying Preferred Shares in respect thereof in accordance with the provisions of the Deposit Agreement and due execution of such Depositary Receipts by one of the Depositary’s authorized officers, such Depositary Receipts will be duly and validly issued and the person in whose name such Depositary Receipts are registered will be entitled to the rights specified therein and in the Deposit Agreement.

UMB Financial Corporation

In connection with the opinions expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the state of Missouri. In addition, we have assumed that the Deposit Agreement and the Depositary Receipts (collectively, the “Documents”) are binding and enforceable agreements of each party thereto (other than as expressly opined with regard to the Company). We have also assumed that execution, delivery and performance by each party thereto of each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the restated articles of incorporation or bylaws or other constitutive documents of the Company, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of Missouri, we have relied, without independent inquiry or investigation, on the opinion of Sandberg Phoenix & von Gontard P.C. delivered to you today.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Validity of the Shares” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP